Exhibit 99.1

For immediate release	November 15, 2023

Crown Crafts Announces Financial Results for Second Quarter Fiscal 2024

and Declares Quarterly Dividend

Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS) (the “Company”) today reported financial results for the second quarter of fiscal year 2024, which ended October 1, 2023.

Second Quarter Summary

●	Net sales of $24.1 million in the current quarter, an increase of 28.9% over the prior year

●	Gross profit was 27.3% of net sales in the current quarter, 29.1% in the prior-year quarter

●	Net income in the current-year quarter of $1.8 million, or $0.18 per diluted share, compared with $2.0 million, or $0.20 per diluted share, in the prior-year quarter

●	Declared quarterly dividend of $0.08 per share of Series A common stock

“Our increase in net sales for the second quarter of fiscal 2024 primarily reflects the acquisition of Manhattan Toy earlier in the year, and organic sales growth across our categories despite ongoing inflationary pressures limiting consumer spending options,” said Olivia W. Elliott, President and Chief Executive Officer of the Company. “We are encouraged by the reception from buyers for our new toy designs and we believe that Manhattan Toy is well-positioned for a successful seasonal sales quarter. Overall, we will continue to focus on delivering profitable results in a challenging environment and believe we are positioned to generate greater top and bottom-line growth when macroeconomic conditions become more favorable.”

Financial Results

Net sales for the second quarter of fiscal 2024 were $24.1 million, compared to $18.7 million in the prior-year quarter. Gross profit was 27.3% of net sales for the second quarter of fiscal 2024 versus 29.1% in the second quarter of 2023. Increased operating lease costs contributed to the decline in the gross profit percentage. Marketing and administrative expenses for the second quarter of fiscal 2024 were $4.0 million, compared with $2.7 million in the prior-year quarter. Second quarter fiscal 2024 net income was $1.8 million, or $0.18 per diluted share, compared with $2.0 million, or $0.20 per diluted share in the prior-year quarter.

Net sales for the first six months of fiscal 2024 were $41.3 million, compared with $34.4 million in the prior-year period. Gross profit was 27.5% of net sales for the first six months of fiscal 2024, as compared with 30.8% in the prior-year period. Marketing and administrative expenses for the first six months of fiscal 2024 were $8.1 million, compared with $6.1 million in the prior year. Net income for the first six months of fiscal 2024 was $2.2 million, or $0.21 per diluted share, compared with $3.5 million, or $0.34 per diluted share, in the prior-year period.

Quarterly Cash Dividend

The Company also announced that its Board of Directors declared a quarterly cash dividend on the Company’s Series A common stock of $0.08 per share, which will be paid on January 5, 2024 to stockholders of record at the close of business on December 15, 2023.

Conference Call

The Company will host a teleconference today at 8:00 a.m. CST to discuss the Company’s results, during which interested individuals will be given the opportunity to ask appropriate questions. To join the teleconference, dial (844) 861-5504 and ask to join the Crown Crafts call. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company’s website. A telephone replay of the teleconference will be available one hour after the end of the call through 4:00 p.m. CST on February 15, 2024. To access the replay, dial (877) 344-7529 in the United States or (412) 317-0088 from international locations and enter replay access code 3435481.

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products. Founded in 1957, Crown Crafts is one of America’s largest producers of infant bedding, toddler bedding, bibs, toys and disposable products. The Company operates through its four wholly owned subsidiaries, NoJo Baby & Kids, Inc., Sassy Baby, Inc., Manhattan Group LLC and Manhattan Toy Europe Limited, which market a variety of infant, toddler and juvenile products under Company-owned trademarks, as well as licensed collections and exclusive private label programs. Sales are made directly to retailers such as mass merchants, large chain stores and juvenile specialty stores. For more information, visit the Company’s website at www.crowncrafts.com.

Forward-Looking Statements

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the Company’s ability to successfully integrate newly acquired businesses, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:

Craig J. Demarest

Vice President and Chief Financial Officer

(225) 647-9118

cdemarest@crowncrafts.com

Investor Relations:

Three Part Advisors
Steven Hooser, Partner, or John Beisler, Managing Director
(817) 310-8776

CROWN CRAFTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

SELECTED FINANCIAL DATA

In thousands, except percentages and per share amounts

(Unaudited)

	Three-Month Periods Ended		Six-Month Periods Ended
	October 1, 2023	October 2, 2022	October 1, 2023	October 2, 2022
Net sales	$24,129	$18,726	$41,252	$34,436
Gross profit	6,596	5,446	11,338	10,599
Gross profit percentage	27.3%	29.1%	27.5%	30.8%
Marketing and administrative expenses	4,036	2,736	8,082	6,149
Income from operations	2,560	2,710	3,256	4,450
Income before income tax expense	2,372	2,711	2,878	4,611
Income tax expense	550	671	690	1,137
Net income	1,822	2,040	2,188	3,474
Basic and diluted earnings per share	$0.18	$0.20	$0.21	$0.34

Weighted Average Shares Outstanding:
Basic	10,199	10,094	10,177	10,085
Diluted	10,201	10,116	10,182	10,107

CONSOLIDATED BALANCE SHEETS

SELECTED FINANCIAL DATA

In thousands

	(Unaudited)
	October 1, 2023	April 2, 2023
Cash and cash equivalents	$1,851	$1,742
Accounts receivable, net of allowances	20,306	22,808
Inventories	35,257	34,211
Total current assets	58,872	60,375
Operating lease right of use assets	15,733	17,305
Finite-lived intangible assets - net	3,174	3,473
Goodwill	7,875	7,912
Total assets	$87,682	$90,972

Total current liabilities	13,755	13,057
Long-term debt	9,808	12,674
Operating lease liabilities, noncurrent	13,306	14,889

Shareholders’ equity	50,153	49,214
Total liabilities and shareholders’ equity	$87,682	$90,972